Press
Information

Investor Contact: Thom Mocarsky
Arbitron Inc.
410-312-8239
thom.mocarsky@arbitron.com

Press Contacts: Didi Blackwood / Jessica Benbow
Arbitron Inc.
410-312-8523 / 410-312-8363
didi.blackwood@arbitron.com / jessica.benbow@arbitron.com

FOR IMMEDIATE RELEASE

ARBITRON INC. REPORTS 2009 FOURTH QUARTER AND FULL YEAR FINANCIAL RESULTS
2009 full year earnings per share (diluted) is $1.58;
One-time state tax benefit contributes $0.17 per share to fourth quarter EPS of $0.47;
33 Portable People Meter markets commercialized as of year-end 2009;
Revenue and earnings per share guidance provided for full year 2010.

Columbia, MD; February 18, 2010 – Arbitron Inc. (NYSE: ARB) today announced results for the fourth quarter and year ended December 31, 2009.

Computed in accordance with U.S. Generally Accepted Accounting Principles (GAAP), net income for the fourth quarter 2009 was $12.6 million, or $0.47 per share (diluted), compared with $3.4 million, or $0.13 per share (diluted) for the fourth quarter of 2008.

Net income for the fourth quarter of 2009 included a one-time tax benefit of $4.7 million, or $0.17 per share (diluted), related to a favorable state tax ruling received by the Company during the quarter. Net income in the fourth quarter was also impacted by a $1.3 million pre-tax, non-cash charge, or $0.03 per share (diluted), related to a partial reversal of insurance reimbursement accruals that were recorded in 2008 and 2009.

Net income for the full year 2009 increased 13.4 percent to $42.2 million compared with $37.2 million in 2008. GAAP earnings per share (diluted) for the full year 2009 were $1.58 compared with $1.36 per share (diluted) in 2008.

Excluding the fourth quarter tax benefit, earnings per share (diluted) for the fourth quarter and full year 2009 would have been $0.30 and $1.41, respectively.

Additional Fourth Quarter Financial Highlights
Revenue for the fourth quarter of 2009 was $101.5 million, an increase of 8.5 percent over revenue of $93.6 million during the fourth quarter of 2008.

Costs and expenses for the fourth quarter increased by 0.9 percent, from $94.5 million in 2008 to $95.3 million in 2009. Planned expenditures for the commercialization of the Portable People MeterTM (PPMTM) ratings service, planned sample quality improvement initiatives such as the further introduction of cell-phone-only household sampling and the partial reversal of insurance recovery accruals were offset, in part, by cost savings resulting from the Company’s first quarter reorganization.

Earnings before interest and income tax expense (EBIT) for the quarter were $13.2 million, an increase of 95.8 percent compared with EBIT of $6.7 million for the fourth quarter of 2008.

Income tax expense for the fourth quarter of 2009 was $280 thousand, benefiting significantly from the previously noted state tax ruling. In the fourth quarter of 2008, income tax expense was $2.7 million.

Full Year 2009 Financial Highlights
For the full year ended December 31, 2009, revenue was $385.0 million, an increase of 4.4 percent over revenue of $368.8 million for the same period in 2008. While the continued PPM commercialization contributed significantly to revenue growth, the increase in PPM revenue was offset, to an extent, by the impact of the radio industry’s economic and business challenges. The Company believes these challenges contributed to a decline in the sales of Arbitron software, qualitative and custom services, as well as to lower rates of renewals and fewer new business signings.

Costs and expenses for the year increased by 5.7 percent from $312.4 million in 2008 to $330.1 million in 2009, due primarily to planned expenditures for the commercialization of the PPM ratings service and planned sample quality initiatives such as the further introduction of cell-phone-only household sampling. Share-based compensation in 2009 was $10.0 million as compared to $8.4 million in 2008.

Earnings before interest and income tax expense (EBIT) decreased 1.1 percent from $63.1 million in the full year 2008 to $62.5 million for the same period in 2009

Management comment on 2009 results
William T. Kerr, President and Chief Executive Officer, Arbitron Inc., made the following comments:

“In 2009, we commercialized the Portable People Meter ratings service in 19 new markets, for a total of 33 markets by year-end. We have also continued our significant focus on the needs of the radio customers in diary markets by working to enhance the quality and utility of our diary-based ratings services. We established Arbitron’s relevance in new markets through our efforts to leverage our Portable People Meter technology and panels in our cross platform and away-from-home television services.

“Our priorities for 2010 are straightforward. We will work to complete the planned commercialization of our PPM ratings service while continuing our programs designed to improve key sample quality metrics, our efforts toward Media Rating Council® accreditation, and our work toward resolving responsibly the remaining concerns of certain customers and governmental entities.

“We also intend to strengthen and defend our core radio service, while, at the same time, leveraging the important assets we have in our PPM technology and panel. We will use these assets to further explore new lines of business such as our away-from-home television service and our cross platform measurement service.

“And, importantly, I intend to work to evolve a long-term management structure capable of driving and supporting Arbitron’s growth and expansion,” said Mr. Kerr.

Company Guidance for 2010
Sean R. Creamer, Executive Vice President and Chief Financial Officer, Arbitron Inc., provided the following comments regarding Company guidance for 2010:

“We believe the guidance ranges we have provided are appropriate to contemplate various potential outcomes in 2010 both for revenue and for costs. Substantial uncertainties remain in terms of the economic realities of the marketplace as well as the potential impact on revenue and costs of the ongoing legislative, regulatory and judicial actions related to the commercialization of our PPM service.”

Mr. Creamer continued: “Our revenue guidance also reflects the impact of the roughly $10 million in lost revenue in 2010 for the Fall 2009 and the Spring 2010 surveys due to the previously announced Cumulus and Clear Channel signings with Nielsen in certain small to mid-sized markets.

“Our 2010 guidance also includes $15 million that we plan to invest for cell-phone-only household sampling in PPM and diary markets, a costly, yet necessary, initiative that is designed to help ensure our services are competitive from a quality and customer service perspective.

“As always, should future events change our current thinking, including economic conditions and legislative, regulatory or judicial actions, we will, as appropriate, re-evaluate our guidance with the benefit of that knowledge,” said Mr. Creamer.

For the full year 2010, Arbitron expects revenue to increase between two percent and six percent compared to the 2009 revenue of $385.0 million.

Earnings per share (diluted) for the full year 2010 are expected to be between $1.50 and $1.75.

Earnings conference call: schedule and access
Arbitron will host a conference call at 10:00 a.m. Eastern Time. The Company invites you to listen to the call by dialing (toll free) 888-562-3356. The conference call can be accessed from outside of the United States by dialing 973-582-2700. To participate, users will need to use the following code: 52425977. The call will also be available live on the Internet at the following sites: www.streetevents.com and www.arbitron.com/investors/.

A replay of the call will be available from 1:00 p.m. on February 18 through 11:59 p.m. on February 25, 2010. To access the replay, please call (toll free) 800-642-1687 in the United States, or 706-645-9291 if you’re calling from outside of the United States. To access the replay, users will need to enter the following code: 52425977.

Presentation of Non-GAAP Information
Arbitron provides Non-GAAP measures that, in conjunction with GAAP results, offer additional analytic tools to help investors understand the Company’s core operations.

In particular, the terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are Non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results.

These Non-GAAP financial measures should be considered in addition to, and not as a replacement for, or superior to, either income from continuing operations, as an indicator of Arbitron’s operating performance, or cash flow, as a measure of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

For a reconciliation of these Non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, which are included in this press release.

About Arbitron

Arbitron Inc. (NYSE: ARB) is a media and marketing information services firm primarily serving radio, television, cable, advertising agencies, advertisers, retailers, out-of-home media, and online media. Arbitron’s core businesses are measuring and estimating network and local market radio audiences across the United States; providing application software used for analyzing our media audience and marketing information data; and providing consumer, shopping, and other media usage information services. The Company has developed the Portable People Meter, a new technology for media and marketing research.

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Portable People MeterTM and PPMTM are marks of Arbitron Inc.

Media Rating Council® and the “double checkmark” logo design are registered marks of the Media Rating Council.

PPM ratings are based on audience estimates and are the opinion of Arbitron and should not be relied on for precise accuracy or precise representativeness of a demographic or radio market.

Arbitron Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. The statements regarding Arbitron Inc. and its subsidiaries in this document that are not historical in nature, particularly those that utilize terminology such as “may,” “will,” “should,” “likely,” ”expects,” “anticipates,” “estimates,” “believes,” or “plans,” or comparable terminology, are forward-looking statements based on current expectations about future events, which we have derived from information currently available to us. These forward-looking statements involve known and unknown risks and uncertainties that may cause our results to be materially different from results implied in such forward-looking statements. These risks and uncertainties include, in no particular order, whether we will be able to:

•	successfully maintain and promote industry usage of our services, a critical mass of broadcaster encoding, and the proper understanding of our audience measurement services and methodology in light of governmental actions, including investigation, regulation, legislation, or litigation, customer or industry group activism, or adverse community or public relations efforts;

•	complete the Media Rating Council, Inc. (“MRC”) audits of our local market Arbitron Portable People MeterTM (“PPMTM”) ratings services in a timely manner and successfully obtain and/or maintain MRC accreditation for our audience measurement services;

•	successfully commercialize our PPM service;

•	design, recruit and maintain PPM panels that appropriately balance research quality, panel size, and operational cost;

•	absorb costs related to legal proceedings and governmental entity interactions and avoid related fines, limitations, or conditions on our business activities, including, without limitation, by meeting or exceeding our commitments and agreements with various governmental entities;

•	successfully develop, implement, and fund initiatives designed to increase sample quality;

•	successfully manage the impact on costs of data collection due to lower respondent cooperation in surveys, consumer trends including a trend toward increasing incidence of cell phone-only households, privacy concerns, technology changes, and/or government regulations;

•	provide appropriate levels of operational capacity and funding to support the more labor intensive identification and recruitment of cell-phone-only households into our panels and samples;

•	successfully manage the impact on our business of the current economic downturn generally, and in the advertising market, in particular, including, without limitation, the insolvency of any of our customers or the impact of such downturn on our customers’ ability to fulfill their payment obligations to us;

•	compete with companies that may have financial, marketing, sales, technical, or other advantages over us;

•	effectively respond to rapidly changing technological needs of our customer base, including creating new proprietary software systems, such as software systems to support our cell phone-only sampling plans, and new customer services that meet these needs in a timely manner;

•	successfully execute our business strategies, including entering into potential acquisition, joint-venture or other material third-party agreements;

•	effectively manage the impact, if any, of any further ownership shifts in the radio and advertising agency industries;

•	successfully develop and implement technology solutions to encode and/or measure new forms of media content, delivery and advertising in an increasingly competitive environment;

•	successfully launch our cross-platform measurement initiatives; and

•	renew contracts with key customers.

There are a number of additional important factors that could cause actual events or our actual results to differ materially from those indicated by such forward-looking statements, including, without limitation, the risk factors set forth in the caption “ITEM 1A. — RISK FACTORS” in our Annual Report on Form 10-K for the year ended December 31, 2008, and elsewhere, and any subsequent periodic or current reports filed by us with the Securities and Exchange Commission.

In addition, any forward-looking statements contained in this document represent our estimates only as of the date hereof, and should not be relied upon as representing our estimates as of any subsequent date. While we may elect to update forward-looking statements at some point in the future, we specifically disclaim any obligation to do so, even if our estimates change.

Arbitron Inc. Consolidated Statements of Income
Three Months Ended December 31, 2009 and 2008
(In thousands, except per share data)
(Unaudited)

	Three Months Ended
	December 31,			%
	2009	2008	Change	Change
Revenue	$101,541	$93,578	$7,963	8.5%
Costs and expenses
Cost of revenue	56,524	56,142	382	0.7%
Selling, general and administrative	27,183	26,728	455	1.7%
Research and development	11,733	11,610	123	1.1%
Restructuring and reorganization	(106)	-	(106)	NM
Total costs and expenses	95,334	94,480	854	0.9%
Operating income	6,207	(902)	7,109	NM
Equity in net income of affiliate	7,004	7,650	(646)	(8.4%)
Earnings before interest and income taxes (1)	13,211	6,748	6,463	95.8%
Interest income	5	41	(36)	(87.8%)
Interest expense	332	692	(360)	(52.0%)
Income from continuing operations before income taxes	12,884	6,097	6,787	111.3%
Income tax expense	280	2,715	(2,435)	(89.7%)
Income from continuing operations	12,604	3,382	9,222	272.7%
Discontinued Operations
Loss from discontinued operations, net of taxes	-	(24)	24	NM
Loss from sale of discontinued operations, net of taxes	-	-	-	NM
Net loss from discontinued operations, net of taxes	-	(24)	24	NM
Net Income	$12,604	$3,358	$9,246	275.3%
Basic weighted average common share
Income from continuing operations	$0.47	$0.13	$0.34	261.5%
Net loss from discontinued operations, net of taxes	-	-	-	—
Net income	$0.47	$0.13	$0.34	261.5%
Diluted weighted average common share
Income from continuing operations	$0.47	$0.13	$0.34	261.5%
Net loss from discontinued operations, net of taxes	-	-	-	—
Net income	$0.47	$0.13	$0.34	261.5%
Weighted average shares used in calculations
Basic	26,538	26,381	157	0.6%
Diluted	26,815	26,422	393	1.5%
Dividends per common share	$0.10	$0.10	-	—
Other data:
EBITDA (1)	$19,715	$11,552	$8,163	70.7%
(1) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are Non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these Non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below. Certain per share amounts may not total due to rounding. NM= Not meaningful.

Arbitron Inc. Consolidated Statements of Income
Years Ended December 31, 2009 and 2008
(In thousands, except per share data)
(Unaudited)

	Years Ended
	December 31,			%
	2009	2008	Change	Change
Revenue	$384,952	$368,824	$16,128	4.4%
Costs and expenses
Cost of revenue	196,269	185,632	10,637	5.7%
Selling, general and administrative	81,866	85,315	(3,449)	(4.0%)
Research and development	42,008	41,412	596	1.4%
Restructuring and reorganization	9,968	-	9,968	NM
Total costs and expenses	330,111	312,359	17,752	5.7%
Operating income	54,841	56,465	(1,624)	(2.9%)
Equity in net income of affiliate(s)	7,637	6,677	960	14.4%
Earnings before interest and income taxes (2)	62,478	63,142	(664)	(1.1%)
Interest income	49	623	(574)	(92.1%)
Interest expense	1,395	2,216	(821)	(37.0%)
Income from continuing operations before income taxes	61,132	61,549	(417)	(0.7%)
Income tax expense	18,972	24,330	(5,358)	(22.0%)
Income from continuing operations	42,160	37,219	4,941	13.3%
Discontinued Operations
Loss from discontinued operations, net of taxes	-	(462)	462	NM
Gain from sale of discontinued operations, net of taxes	-	423	(423)	NM
Net loss from discontinued operations, net of taxes	-	(39)	39	NM
Net Income	$42,160	$37,180	$4,980	13.4%
Basic weighted average common share
Income from continuing operations	$1.59	$1.37	$0.22	16.1%
Net loss from discontinued operations, net of taxes	-	-	-	—
Net income	$1.59	$1.37	$0.22	16.1%
Diluted weighted average common share
Income from continuing operations	$1.58	$1.37	$0.21	15.3%
Net loss from discontinued operations, net of taxes	-	-	-	—
Net income	$1.58	$1.36	$0.22	16.2%
Weighted average shares used in calculations
Basic	26,493	27,094	(601)	(2.2%)
Diluted	26,676	27,259	(583)	(2.1%)
Dividends per common share	$0.40	$0.40	-	—
Other data:
EBITDA (2)	$85,847	$80,605	$5,242	6.5%
(2) The terms EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization) are Non-GAAP financial measures that the management of Arbitron believes are useful to investors in evaluating the Company’s results. For a reconciliation of these Non-GAAP financial measures to the most comparable GAAP equivalent, see the EBIT and EBITDA Non-GAAP Reconciliation, along with related footnotes, below. Certain per share amounts may not total due to rounding. NM=Not meaningful.

Arbitron Inc.
EBIT and EBITDA Non-GAAP Reconciliation
Three Months and Years Ended December 31, 2009 and 2008
(In thousands)
(Unaudited)

	Three Months Ended		Years Ended
	December 31,		December 31,
	2009	2008	2009	2008
Income from continuing operations	$12,604	$3,382	$42,160	$37,219
Income tax expense	280	2,715	18,972	24,330
Net interest expense (income)	327	651	1,346	1,593
EBIT (3)	$13,211	$6,748	$62,478	$63,142
Depreciation and amortization	6,504	4,804	23,369	17,463
EBITDA (3)	$19,715	$11,552	$85,847	$80,605

(3) Arbitron’s management believes that presenting EBIT (earnings before interest and income taxes) and EBITDA (earnings before interest, income taxes, depreciation and amortization), both Non-GAAP financial measures, as supplemental information helps investors, analysts, and others, if they so choose, in understanding and evaluating Arbitron’s operating performance in some of the same manners that management does because EBIT and EBITDA exclude certain items that are not directly related to Arbitron’s core operating performance. Arbitron’s management references these Non-GAAP financial measures in assessing current performance and making decisions about internal budgets, resource allocation and financial goals. EBIT is calculated by deducting net interest income from income from continuing operations and adding back net interest expense and income tax expense to income from continuing operations. EBITDA is calculated by deducting net interest income from income from continuing operations and adding back net interest expense, income tax expense, and depreciation and amortization to income from continuing operations. EBIT and EBITDA should not be considered substitutes either for income from continuing operations, as indicators of Arbitron’s operating performance, or for cash flow, as measures of Arbitron’s liquidity. In addition, because EBIT and EBITDA may not be calculated identically by all companies, the presentation here may not be comparable to other similarly titled measures of other companies.

In addition to GAAP earnings per share (diluted), we have reported earnings per share (diluted) excluding a one-time tax benefit of $4.7 million or $0.17 per share (diluted). Due to the size and non-recurring nature of this benefit we have included this Non-GAAP measure, which we believe provides useful supplemental information for investors in understanding the Company’s performance.

Arbitron Inc.
Condensed Consolidated Balance Sheets
December 31, 2009 and, 2008
(In thousands)

	December 31,	December 31,
	2009	2008
	(Unaudited)	(Audited)
Assets:
Cash and cash equivalents	$8,217	$8,658
Trade receivables	52,607	50,037
Property and equipment, net	67,903	62,930
Goodwill, net	38,500	38,500
Other assets	36,602	39,472
Total assets	$203,829	$199,597
Liabilities and Stockholders’ Equity (Deficit):
Deferred revenue	$43,148	$57,304
Other liabilities	62,106	71,788
Long term debt	68,000	85,000
Stockholders’ equity (deficit)	30,575	(14,495)
Total liabilities and stockholders’ equity (deficit)	$203,829	$199,597

Note: The December 31, 2008 Condensed Consolidated Balance Sheet is derived from the audited Balance Sheet included in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

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